Exhibit 99

Digital Power Receives Additional Investment From Telkoor Telecom Ltd.

March 31, 2003. Fremont, Calif. Digital Power Corporation (Amex: DPW - News) (herein "the Company") today announced, that under the terms of a securities purchase agreement dated March 31, 2003, Telkoor Telecom Ltd. purchased 900,000 shares of the Company's common stock at a per share price of over $0.66 per share for a total of $600,000. The per share purchase price of approximately $0.66 represents a premium of 21% over the closing price of $0.55 for a share of the Company's common stock as of March 31, 2003. Digital Power Corporation intends to use the proceeds for sales and marketing, including the promotion of new products to capture a larger market share during the current economic downturn.

David Amitai, President & CEO of Digital Power stated, "We are pleased with this investment which represents a premium above current market price and further strengthens the strategic relationship between Digital Power Corporation and Telkoor Telecom Ltd. In just over a year and a half, this relationship had resulted in two exciting new product lines, the eF306 and eF175, as well as the introduction of a line of CompactPCI products into Digital Power's target markets. This addition to our cash position will be employed for various corporate purposes, but primarily to strengthen our sales and marketing efforts including the promotion of new and existing products."

As a part of the transaction, Telkoor Telecom Ltd's warrant to purchase 900,000 shares of common stock at $1.25 per share granted as a part of the securities purchase agreement between the parties in September 2001 was canceled. The canceled warrant would have expired on May 24, 2003.

Digital Power, develops, manufactures, markets, and sells switching power supplies to telecommunications, datacom, test and measurement equipment manufactures, office and factory automation and instrumentation manufacturers. Digital Power's headquarter is located at 41920 Christy Street, Fremont, California, 94538-3158; phone number 510-657-2635.

The foregoing contains forward-looking statements which are subject to contingencies and uncertainties which are set forth in the Company's filings with the Securities and Exchange Commission. Such forward-looking statements are not guarantees of future performance, and are based upon numerous assumptions about future conditions that could prove to be inaccurate including our ability to increase future revenues.